Exhibit 99.1

FOR IMMEDIATE RELEASE October 28, 2014	For more information contact: Susan Knight, Chief Financial Officer 952.937.4000

MTS Systems Provides Preliminary Results for Fiscal 2014 and
Guidance for Fiscal 2015

Eden Prairie, Minn. – October 28, 2014 – MTS Systems Corporation (NASDAQ: MTSC), a leading global supplier of high-performance test systems and position sensors, today announced preliminary orders, revenue and earnings results for its fiscal year ending September 27, 2014, and provided preliminary guidance for fiscal 2015.

For its fiscal year ended September 27, 2014, the Company anticipates that revenue will be $564 million and earnings per share, excluding any restructuring charges, to be $3.01. This compares with the Company’s previous guidance of revenues of $570 million to $580 million and earnings per share, excluding any restructuring charges, to be $3.20 to $3.35 per share. Including the restructuring charges, earnings per share is $2.73. See “Non-GAAP Financial Measures” below for further information.

With regard to sales, the Company reported record orders performance for both the fourth quarter, at $164 million, and for the fiscal year, at $616 million. This represented fiscal year orders records for both the Test and Sensors business units. Backlog at year-end stood at a record $326 million. Operating cash flow of $66 million was also strong. These fiscal 2014 results are preliminary and subject to completion of the ongoing annual audit.

“While we continue to see solid order growth and a continued expansion of our backlog, we have more work to do in our Test business to predictably and efficiently convert backlog into revenue,” said Dr. Jeffrey Graves, President and Chief Executive Officer of MTS Systems. “Moving forward, we have named Dr. Bill Bachrach, who has done an outstanding job in driving growth and profitability to record levels as the leader of our Sensor business, to also be the leader of our Test business. Additionally, we are implementing the changes necessary to improve our operational performance. We firmly believe we are well positioned for a stronger fiscal 2015.”

For fiscal year 2015, the Company provided guidance of revenues in the range of $615 million to $645 million and earnings per share in the range of $3.60 to $4.00.

Fourth Quarter Conference Call

The Company is scheduled to report final fourth quarter and full fiscal 2014 year-end results on November 10, 2014 after market close. A conference call will be held on November 11, 2014 at 10:00 a.m. ET (9:00 a.m. CT). Jeff Graves, President and Chief Executive Officer, and Sue Knight, Chief Financial Officer, will host the quarterly conference call.

Participants may join the live conference call by calling toll free 888.329.8893 (international toll 1.719.325.2420) – referencing the conference pass code “3727600.”

The conference call replay may be accessed by calling toll free 888.203.1112 (international toll 1.719.457.0820) – referencing the conference replay pass code “3727600.” The replay will be available at 1:00 p.m. ET following the call until 1:00 p.m. ET, November 18, 2014. A transcript of the call can also be accessed from the MTS website at http://www.mts.com/en/investor/index.htm. It will be available on November 13, 2014.

Non-GAAP Financial Measures

We believe that disclosing earnings per share excluding the impact from the restructuring charge is useful to investors as a measure of operating performance. We use this as one measure to monitor and evaluate operating performance. Earnings per share excluding these items is a financial measure that does not reflect generally accepted accounting principles (GAAP). We calculate this measure by adding back the after-tax effect of the restructuring charges to net income and dividing the result by the weighted average shares outstanding. Investors should consider this non-GAAP financial measure in addition to, not as a substitute for or better than, financial measures prepared in accordance with GAAP. A reconciliation of the components of this measure to the most directly comparable GAAP financial measure is included in Exhibit A to this release.

About MTS Systems Corporation

MTS Systems Corporation’s testing hardware, software and service solutions help customers accelerate and improve their design, development, and manufacturing processes and are used to determine the mechanical behavior of materials, products, and structures. MTS’ high-performance position sensors provide controls for a variety of industrial and vehicular applications. MTS had 2,299 employees at September 28, 2013 and revenue of $569 million for the fiscal year ended September 28, 2013. Additional information on MTS can be found at http://www.mts.com

This release contains “forward-looking statements” made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 that are subject to certain risks and uncertainties, as well as assumptions, that could cause actual results to differ materially from historical results and those presently anticipated or projected. Words such as “may,” “will,” “should,” “expects,” “intends,” “projects,” “plans,” “believes,” “estimates,” “targets,” “anticipates,” and similar expressions identify forward-looking statements in the release.

Forward-looking statements are based on our current expectations and assumptions, which may not prove to be accurate. Many factors could cause actual results to differ materially and adversely from these forward-looking statements. Among these factors are risks related to: government contracting; the Company’s significant international business including but not limited to currency value fluctuations, difficulty enforcing agreements and collecting receivables, import and export matters, higher danger of terrorist activity, difficulty in staffing and compliance with laws; volatility in the global economy; competition; failure to achieve the Company’s growth plans for the expansion of its business because the Company’s long-term success depends on its ability to expand its business through new product development, mergers and acquisitions, geographic expansion and service offerings, all of which are subject to inherent risks including but not limited to market demand, market acceptance of products and the ability to advance technology; costs related to development and manufacture of first-of-its-kind products; difficulties obtaining the services of skilled employees; the implementation of business process changes and associated restructuring of the Test business; failure to protect its intellectual property effectively or infringement upon the intellectual property of others; product liability claims and commercial litigation; difficulty obtaining materials or components for its products; government regulation; the irregularity and development of sales, delivery and acceptance cycle for the Company’s products; the Company’s customers are in cyclical industries; interest rate fluctuations; the Company may be required to recognize impairment charges for long-lived assets; and cost, reputational and other risks associated with disclosing use of conflict minerals. For a more thorough discussion of the risks associated with our business, see the “Risk Factors” section in the Company’s most recent SEC Form 10-K, 10-Q and 8-K filings. Except as required by law, the Company does not undertake any obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

EXHIBIT A
MTS SYSTEMS CORPORATION
Reconciliation of Earnings Per Share Excluding Restructuring Charges to GAAP Measure
For the Fiscal Year Ended September 27, 2014
(unaudited - in millions, except per share data)

Net income	$42.0
Restructuring charge, net of tax impact of $2.0 million	4.4
Net income excluding restructuring charges and R&D tax benefits*	$46.4

Earnings Per Share	$2.73
Earnings Per Share - Impact of restructuring charges	0.28
Earnings per share excluding restructuring charges and R&D tax benefits*	$3.01

* Denotes Non-GAAP financial measure